Exhibit 99.1

Sisecam Wyoming LLC

(A Majority-Owned Subsidiary of Sisecam Resources LP)

Financial Statements as of December 31, 2022 and 2021 and for the Years Ended December 31, 2022, 2021, and 2020, and Reports of Independent Registered Public Accounting Firms

SISECAM WYOMING LLC

(A Majority Owned Subsidiary of Sisecam Resources LP)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers and Members of

Sisecam Wyoming LLC

Atlanta, Georgia

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Sisecam Wyoming LLC (the “Company”) as of December 31, 2022, the related statements of operations and comprehensive income, members' equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Agreements and Transactions with Affiliates

As presented in the financial statements and further as described in Notes 1, 2, 12, and 13 to the financial statements, the Company’s accounts receivable – affiliates, due to affiliates, cost of products sold – affiliates, selling, general and administrative expenses – affiliates account balances were $53,924 thousand, $6,061 thousand, $15,136 thousand, and $19,261 thousand as of and for the year ended December 31, 2022.  As the Company is a subsidiary and investee within two different global group structures, agreements directly between the Company and other affiliates, or indirectly between affiliates the Company does not control, can have a significant impact on recorded amounts or disclosures in the Company's financial statements, including any commitments and contingencies between the Company and affiliates or, potentially, third parties.

We identified the completeness and accuracy of the Company's upstream affiliate relationships, transactions, and commitments and contingences originating outside of Sisecam USA and Ciner Enterprises, Inc. group and the impact of such matters on the financial statements as a critical audit matter. Auditing these elements involved especially challenging auditor judgement due to the nature and extent of audit effort and knowledge required to address these matters, including the extent of audit procedures performed to search for completeness, then identify, assess, and test the accuracy of these transactions.

The primary procedures we performed to address this critical audit matter included:

●

Testing the Company’s affiliate listing for the year ended December 31, 2022, including testing the completeness and accuracy of the Company’s affiliate relationships, transactions, and commitments and contingencies originating outside of the Sisecam USA and Ciner Enterprises, Inc. group by (i) reading and evaluating publicly available financial filings and news sources related to the Company and its affiliates outside of the Sisecam USA and Ciner Enterprises, Inc. group, (ii) inspecting director and executive officer questionnaires from certain of the Company’s directors and officers, (iii) searching the general ledger for transactions with affiliates and for a selection of transactions, tracing to source documents, (iv) considering sources of information that were gathered during the audit that could indicate that affiliate relationships, transactions, and commitments and contingencies exist, (v) inquiring of executive officers, key members of management, and certain members of the Board of Directors regarding affiliate relationships, transactions, and commitments and contingencies, and (vi) confirming with the Company's ultimate parent companies that the affiliate relationships, transactions, and commitments and contingencies identified and disclosed by the Company were complete and accurate.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2022.

Atlanta, Georgia

March 2, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of

Sisecam Wyoming LLC

Atlanta, Georgia

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Sisecam Wyoming LLC (the "Company") as of December 31, 2021, the related statements of operations and comprehensive income, members' equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 15, 2022

We began serving as the Company's auditor in 2008.  In 2022 we became the predecessor auditor.

SISECAM WYOMING LLC
(A Majority Owned Subsidiary of Sisecam Resources LP)

BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND 2021
(In thousands of dollars)

	2022	2021
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$21,165	$901
Accounts receivable, net	170,843	116,885
Accounts receivable-affiliates	53,924	49,517
Inventory	47,747	30,066
Other current assets	46,758	8,946
Total current assets	340,437	206,315

PROPERTY, PLANT, AND EQUIPMENT, NET	261,428	266,032

OTHER NON-CURRENT ASSETS	31,487	31,178

TOTAL ASSETS	$633,352	$503,525

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$8,805	$8,587
Accounts payable	37,066	21,918
Due to affiliates	6,061	2,128
Accrued expenses	59,326	40,548

Total current liabilities	111,258	73,181

LONG-TERM DEBT	128,177	114,982

OTHER NON-CURRENT LIABILITIES	16,113	9,767

Total liabilities	255,548	197,930

COMMITMENTS AND CONTINGENCIES (See Note 12)

MEMBERS' EQUITY:
Members’ equity — Sisecam Resources LP	173,497	152,809
Members’ equity — NRP Trona LLC	166,694	146,817
Accumulated other comprehensive income	37,613	5,969

Total members' equity	377,804	305,595

TOTAL LIABILITIES AND MEMBERS' EQUITY	$633,352	$503,525

See notes to financial statements.

SISECAM WYOMING LLC
(A Majority Owned Subsidiary of Sisecam Resources LP)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020
(In thousands of dollars)

	2022	2021	2020

SALES - AFFILIATES	$ —	$ —	$177,891
SALES - OTHERS	720,120	540,139	214,340
Total net sales	720,120	540,139	392,231

COST OF PRODUCTS SOLD	542,409	456,121	337,393
COST OF PRODUCTS SOLD - AFFILIATES	15,136	3,468	—

Total cost of products sold	557,545	459,589	337,393

GROSS PROFIT	162,575	80,550	54,838

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES - AFFILIATES	19,261	16,635	17,398

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES - OTHERS	5,377	3,731	946

OPERATING INCOME	137,937	60,184	36,494

OTHER INCOME (EXPENSE):
Interest income	—	—	145
Interest expense	(5,752)	(5,042)	(5,305)
Other expense, net	(120)	(83)	(304)

Total other expense, net	(5,872)	(5,125)	(5,464)

NET INCOME	132,065	55,059	31,030

Other comprehensive income on derivative financial instruments	31,644	5,897	5,951

COMPREHENSIVE INCOME	$163,709	$60,956	$36,981

See notes to financial statements.

SISECAM WYOMING LLC
(A Majority Owned Subsidiary of Sisecam Resources LP)

STATEMENTS OF MEMBERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020
(In thousands of dollars)

			Accumulated
	Sisecam	NRP Trona	Other Comprehensive	Total Members'
	Resources LP	LLC	Income (Loss)	Equity

Balance at January 1, 2020	$135,423	$130,113	$(5,879)	$259,657

Allocation of net income	15,826	15,205	—	31,030
Capital distribution to members	(14,790)	(14,210)	—	(29,000)
Other comprehensive income	—	—	5,951	5,951

Balance at December 31, 2020	$136,459	$131,108	$72	$267,639

Allocation of net income	28,080	26,979	—	55,059
Capital distribution to members	(11,730)	(11,270)	—	(23,000)
Other comprehensive income	—	—	5,897	5,897

Balance at December 31, 2021	$152,809	$146,817	$5,969	$305,595

Allocation of net income	67,353	64,712	—	132,065
Capital distribution to members	(46,665)	(44,835)	—	(91,500)
Other comprehensive income	—	—	31,644	31,644

Balance at December 31, 2022	$173,497	$166,694	$37,613	$377,804

See notes to financial statements.

SISECAM WYOMING LLC
(A Majority Owned Subsidiary of Sisecam Resources LP)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020
(In thousands of dollars)

	2022	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$132,065	$55,059	$31,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	27,598	31,468	28,494
Loss on disposal of assets, net	4,085	965	8
Other non-cash items	690	(487)	322
(Increase) decrease in:
Accounts receivable - affiliates	(4,407)	(4,768)	8,418
Accounts receivable, net	(53,958)	(34,325)	(4,650)
Inventory	(18,428)	303	(9,757)
Other current and non-current assets	(43)	(2,069)	(450)
Increase (decrease) in:
Accounts payable	15,203	5,000	2,155
Accrued expenses and other liabilities	19,920	5,715	2,489
Due to affiliates	3,933	(554)	(382)

Net cash provided by operating activities	126,658	56,307	57,677

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(28,264)	(25,654)	(42,218)
Insurance proceeds	—	809	—

Net cash used in investing activities	(28,264)	(24,845)	(42,218)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving credit facility	158,000	83,500	211,500
Borrowings on other long-term debt	—	29,000	30,000
Repayments on revolving credit facility	(136,000)	(116,000)	(238,500)
Repayments on other long-term debt	(8,630)	(3,031)	(2,225)
Debt issuance costs	—	(1,394)	(554)
Cash distribution to members	(91,500)	(23,000)	(29,000)

Net cash used in financing activities	(78,130)	(30,925)	(28,779)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	20,264	537	(13,320)

CASH AND CASH EQUIVALENTS:
Beginning of year	901	364	13,684

End of year	$21,165	$901	$364

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the year	$5,113	$4,541	$5,115

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES:
Capital expenditures on account	$2,772	$4,105	$1,977

See notes to financial statements.

SISECAM WYOMING LLC

(A Majority Owned Subsidiary of Sisecam Resources LP)

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2022 AND 2021 AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2021, AND 2020

(Dollars in thousands)

1. Organizational Structure

A 51% membership interest in Sisecam Wyoming LLC (the "Company," "we," "us," or "our," formerly known as Ciner Wyoming LLC) is owned by Sisecam Resources LP ("Sisecam LP" or the "Partnership," formerly known as Ciner Resources LP). NRP Trona LLC, a wholly owned subsidiary of Natural Resource Partners L.P. ("NRP") owns a 49% membership interest in the Company.  Sisecam LP is a master limited partnership traded on the New York Stock Exchange and is currently owned approximately 72% by Sisecam Chemicals Wyoming LLC ("SCW LLC," formerly known as Ciner Wyoming Holding Co.), approximately 2% by Sisecam Resource Partners LLC (the “general partner” or “Sisecam GP,” formerly known as Ciner Resource Partners LLC) and approximately 26% by the general public. SCW LLC is 100% owned by Sisecam Chemicals Resources LLC ("Sisecam Chemicals," formerly known as Ciner Resources Corporation) which is 60% owned by Sisecam Chemicals USA Inc. ("Sisecam USA") and 40% owned by Ciner Enterprises Inc. ("Ciner Enterprises"). Sisecam USA is a direct wholly-owned subsidiary of Türkiye Şişe ve Cam Fabrikalari A.Ş, a Turkish Corporation ("Şişecam Parent"), which is an approximately 51%-owned subsidiary of Turkiye Is Bankasi Turkiye Is Bankasi ("Isbank").  Şişecam Parent is a global company operating in soda ash, chromium chemicals, flat glass, auto glass, glassware glass packaging and glass fiber sectors. Şişecam Parent was founded over 87 years ago, is based in Turkey and is one of the largest industrial publicly-listed companies on the Istanbul exchange.  With production facilities in four continents and in 14 countries, Sisecam is one of the largest glass and chemicals producers in the world.  Ciner Enterprises is a direct wholly-owned subsidiary of WE Soda Ltd., a U.K. Corporation (“WE Soda”).  WE Soda is a direct wholly-owned subsidiary of KEW Soda Ltd., a U.K. corporation (“KEW Soda”), which is a direct wholly owned subsidiary of Akkan Enerji ve Madencilik Anonim Şirketi (“Akkan”).  Akkan is directly and wholly owned by Turgay Ciner, the Chairman of the Ciner Group (“Ciner Group”), a Turkish conglomerate of companies engaged in energy and mining (including soda ash mining), media and shipping markets.

On December 21, 2021, Ciner Enterprises (which was the indirect owner of approximately 74% of the common units in Sisecam LP and 100% of the general partner) completed the following transactions pursuant to the definitive agreement which Ciner Enterprises entered into with Sisecam USA, a direct subsidiary of Şişecam Parent on November 20, 2021

•

Ciner Enterprises converted Ciner Resources Corporation into Sisecam Chemicals and Ciner Wyoming Holding Co., a direct wholly owned subsidiary of Sisecam Chemicals, into SCW LLC with SCW LLC in turn then directly owning approximately 74% of the common units in the Partnership and 100% of the general partner (collectively, the "Reorganization Transactions");

•

subsequent to the Reorganization Transactions, Ciner Enterprises sold to Sisecam USA, and Sisecam USA purchased, 60% of the outstanding units of Sisecam Chemicals owned by Ciner Enterprises for a purchase price of $300,000 (the “Sisecam Chemicals Sale”); and

•

at the closing of the Sisecam Chemicals Sale, Sisecam Chemicals, Ciner Enterprises, and Sisecam USA entered into a unitholders and operating agreement (the “Sisecam Chemicals Operating Agreement”) (collectively such transactions, the “CoC Transaction”).

Pursuant to the terms of the Sisecam Chemicals Operating Agreement, Sisecam USA and Ciner Enterprises have a right to designate six directors and four directors, respectively, to the board of directors of Sisecam Chemicals.  In addition, the Sisecam Chemicals Operating Agreement provides that (i) the board of directors of the general partner (the “MLP Board”) shall consist of six designees from Sisecam USA, two designees from Ciner Enterprises and three independent directors for as long as the general partner is legally required to appoint such independent directors and (ii) the Partnership’s right to appoint four managers to the board of managers of Sisecam Wyoming LLC (the “Wyoming Board”) shall be comprised of three designees from Sisecam USA and one designee from Ciner Enterprises.  Each of Sisecam USA and Ciner Enterprises shall vote all units over which such unitholder has voting control in Sisecam Chemicals to elect to the board of directors any individual designated by Sisecam USA and Ciner Enterprises. The Sisecam Chemicals Operating Agreement also requires the board of directors of Sisecam Chemicals to unanimously approve certain actions and commitments, including without limitation taking any action that would have an adverse effect on the master limited partnership status of the Partnership or any of its subsidiaries.  As a result of Sisecam USA’s and Ciner Enterprise’s respective interests in Sisecam Chemicals and their respective rights under the Sisecam Chemicals Operating Agreement, each of Ciner Enterprises and Sisecam USA and their respective beneficial owners may be deemed to share beneficial ownership of the approximate 2% general partner interest in the Partnership and approximately 74% of the common units in the Partnership owned directly by SCW LLC and indirectly by Sisecam Chemicals as parent entity of SCW LLC.

In 2022 the Partnership obtained the right to appoint an additional Sisecam USA designee to the Wyoming Board and the Ciner Enterprises designee on the Wyoming Board was eliminated.

2. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

The Company is in the business of mining trona ore to produce soda ash, and is a 51.0% majority-owned subsidiary of the Partnership.

All of our soda ash processed is currently sold to various domestic and international customers.  Sisecam Chemicals is the exclusive sales agent for the Company.  Sisecam Chemicals has leveraged the distributor network established by Sisecam Parent and Ciner Group while independently reviewing current and potential distribution partners to optimize the Company’s reach into each market.

A summary of the significant accounting policies is as follows:

Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition - The Company’s revenues are recognized upon satisfaction of our performance obligations, that is, delivery and transfer of title to the product to our customers as discussed below.  Additionally, the Company has made an accounting policy election to account for shipping and handling activities as fulfillment costs. We have one reportable segment, and our revenue is derived from the sale of soda ash which is our sole and primary good and service.

Performance Obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer.  A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.  At contract inception, we assess the goods and services promised in contracts with customers and identify performance obligations for each promise to transfer to the customer, a good or service that is distinct.  To identify the performance obligations, the Company considers all goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.  From its analysis, the Company determined that the sale of soda ash is currently its only performance obligation.  Many of our customer volume commitments are short-term and our performance obligations for the sale of soda ash are generally limited to single purchase orders.

•	When performance obligations are satisfied. Substantially all of our revenue is recognized at a point-in-time when control of goods transfers to the customer.

•

Transfer of Goods. The Company uses standard shipping terms across each customer contract with very few exceptions. Control transfer occurs at the point at which the customer has the ability to direct the use of and obtain substantially all remaining benefits from the asset. The time at which delivery and transfer of title, and therefore control, occurs is the point when the product leaves our facilities for domestic customers, the point when production reaches the port of loading or the point when the product is placed on a vessel for other international customers, thereby rendering our performance obligation fulfilled. Until the American National Soda Ash Corporation ("ANSAC") exit on December 31, 2020, the time at which delivery and transfer of title occurred for ANSAC sales had been the same as domestic customers.

•

Payment Terms. Our payment terms vary by the type and location of our customers. The term between invoicing and when payment is due is not significant and consistent with typical terms in the industry.

•

Variable Consideration. We recognize revenue as the amount of consideration that we expect to receive in exchange for transferring promised goods or services to customers. We do not adjust the transaction price for the effects of a significant financing component, as the time period between control transfer of goods and services and expected payment is one year or less. At the time of sale, we estimate provisions for different forms of variable consideration (discounts, rebates, and pricing adjustments) based on historical experience, current conditions and contractual obligations, as applicable. The estimated transaction price is typically not subject to significant reversals. We adjust these estimates when the most likely amount of consideration we expect to receive changes, although these changes are typically immaterial.

•	Returns, Refunds and Warranties. In the normal course of business, the Company does not accept returns, nor does it typically provide customers with the right to a refund.

•

Freight. In accordance with FASB Accounting Standard Codification, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), the Company made a policy election to treat freight and related costs that occur after control of the related good transfers to the customer as fulfillment activities instead of separate performance obligations. Therefore, freight is recognized as part of the cost of products sold at the point in which control of soda ash has transferred to the customer.

Revenue Disaggregation. In accordance with ASC 606-10-50, the Company disaggregates revenue from contracts with customers into geographical regions. The Company determined that disaggregating revenue into these categories achieved the disclosure objectives to depict how the nature, timing, amount and uncertainty of revenue and cash flows are affected by economic factors. Refer to Note 14, “Segment Reporting,” for revenue disaggregated into geographical regions.

Revenue Contract Balances. The timing of revenue recognition, billings and cash collections results in billed receivables, unbilled receivables (contract assets), and customer advances and deposits (contract liabilities).

•

Contract Assets At the point of shipping, the Company has an unconditional right to payment generally that is only dependent on the passage of time. In general, customers are billed and a receivable is recorded as goods are shipped. These billed receivables are reported as “Accounts Receivable, net” on the Balance Sheets as of December 31, 2022 and December 31, 2021. There were no contract assets as of December 31, 2022 and December 31, 2021.

•

Contract Liabilities There may be situations where customers are required to prepay for freight and insurance prior to shipment. The Company accounts for freight costs as fulfillment activities and therefore, such prepayments are considered a part of the single obligation to provide soda ash. In such instances, a contract liability for prepaid freight will be recorded.

Freight Costs - The Company includes freight costs billed to customers for shipments administered by the Company in gross sales. The related freight costs incurred by the Company along with cost of products sold are deducted from gross sales to determine gross profit.

Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market deposit accounts.

Accounts Receivable - We determine expected credit losses for recorded receivables based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount.

Inventory - Inventory is carried at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method for raw material and finished goods inventory and the weighted average cost method for stores inventory. Costs include raw materials, direct labor and manufacturing overhead. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

•	Raw material inventory includes material, chemicals and natural resources being used in the mining and refining process.

•	Finished goods inventory is the finished product soda ash.

•

Stores inventory includes parts, materials and operating supplies which are typically consumed in the production of soda ash and currently available for future use. If the inventory has been used within the preceding twelve months, it is classified as current assets and remainder is classified as non-current assets.

Property, Plant, and Equipment - Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of depreciable assets, using the straight-line method. The estimated useful lives applied to depreciable assets are as follows:

Useful Lives
Land improvements	10 years
Depletable land	15-60 years
Buildings and building improvements	10-30 years
Computer hardware	3-5 years
Machinery and equipment	5-20 years

The Company's policy is to evaluate property, plant, and equipment for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An indicator of potential impairment would include situations when the estimated future undiscounted cash flows are less than the carrying value. The amount of any impairment then recognized would be calculated as the difference between estimated fair value and the carrying value of the asset.

Derivative Instruments and Hedging Activities - The Company may enter into derivative contracts from time to time to manage exposure to the risk of exchange rate changes on its foreign currency transactions, the risk of changes in natural gas prices, and the risk of the variability in interest rates on borrowings. Gains and losses on derivative contracts qualifying for hedge accounting are reported as a component of the underlying transactions. The Company follows hedge accounting for its hedging activities. All derivative instruments are recorded on the balance sheet at their fair values. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company designates its derivatives based upon criteria established for hedge accounting under generally accepted accounting principles. For a derivative designated as a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting gain or loss on the hedged item attributed to the risk being hedged. For a derivative designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of accumulated other comprehensive income (loss) and subsequently reclassified into earnings when the hedged exposure affects earnings. For derivatives not designated as hedges, the gain or loss is reported in earnings in the period of change. When the Company has natural gas physical forward contracts, they are accounted for under the normal purchases and normal sales scope exception.

The Company has interest rate swap contracts, designated as cash flow hedges, to mitigate our exposure to possible increases in interest rates. The swap contracts consist of two individual $12,500 swaps with an aggregate notional value of $25,000 at December 31, 2022 and three individual swaps with an aggregate notional value of $37,500 at December 31, 2021. The swaps outstanding at December 31, 2022 have various maturities through 2024.

We enter into financial gas swap contracts, designated as cash flow hedges, to mitigate volatility in the price of natural gas related to a portion of the natural gas we consume.  These contracts generally have various maturities through 2024.  These contracts had an aggregate notional value of $39,679 and $24,050 at December 31, 2022 and December 31, 2021, respectively.

The following table presents the fair value of derivative assets and liabilities and the respective balance sheet locations as of:

	Assets				Liabilities
	December 31, 2022		December 31, 2021		December 31, 2022		December 31, 2021
(in thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedges:
Interest rate swap contracts - current	Other current assets	$204	Other current assets	$ —	Accrued Expenses	$ —	Accrued Expenses	$188
Financial gas swap contracts - current	Other current assets	43,399	Other current assets	5,922	Accrued Expenses	7,921	Accrued Expenses	592
Interest rate swap contracts - non-current	Other non-current assets	782	Other non-current assets	131	Other non-current liabilities	—	Other non-current liabilities	222
Financial gas swap contracts - non-current	Other non-current assets	1,498	Other Non-current assets	2,443	Other non-current liabilities	507	Other non-current liabilities	1,438
Total derivatives designated as hedging instruments		$45,883		$8,496		$8,428		$2,440

Income Tax - The Company is organized as a pass-through entity for federal income tax purposes and therefore are not subject to federal or certain state income taxes. As a result, our members are responsible for income taxes based on their respective share of taxable income. Net income for financial statement purposes may differ significantly from taxable income reportable to members as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the membership agreement.

Reclamation Costs - The Company is obligated to return the land beneath its refinery and tailings ponds to its natural condition upon completion of operations and is required to return the land beneath its rail yard to its natural condition upon termination of the various lease agreements.

The Company accounts for its land reclamation liability as an asset retirement obligation, which requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

The estimated original liability calculated in 1996 for the refinery and tailing ponds was calculated based on the estimated useful life of the mine, which was 80 years, and on external and internal estimates as to the cost to restore the land in the future and state regulatory requirements. The liability was discounted using a weighted average credit-adjusted risk-free rate of approximately 6% and is being accreted throughout the estimated life of the related assets to equal the total estimated costs with a corresponding charge being recorded to cost of products sold.

The Company has constructed a rail yard to facilitate loading and switching of rail cars. The Company is required to restore the land on which the rail yard is constructed to its natural conditions. The original estimated liability for restoring the rail yard to its natural condition was calculated based on the land lease life of 30 years and on external and internal estimates as to the cost to restore the land in the future. The liability is discounted using a credit-adjusted risk-free rate of 4.2% and is being accreted throughout the estimated life of the related assets to equal the total estimated costs with a corresponding charge being recorded to cost of products sold.

Fair Value of Financial Instruments - The following methods and assumptions were used to estimate the fair values of each class of financial instruments:

The Company measures certain financial and non-financial assets and liabilities at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Fair value disclosures are reflected in a three-level hierarchy, maximizing the use of observable inputs and minimizing the use of unobservable inputs.

Financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, derivative financial instruments and long-term debt. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair value because of the nature of such instruments. Our long-term debt and derivative financial instruments are measured at their fair values with Level 2 inputs based on quoted market values for similar but not identical financial instruments.

The carrying value of the Sisecam Wyoming Credit Facility (as defined below) materially reflects the fair value as the rate is variable and its key terms are similar to indebtedness with similar amounts, durations and credit risks. The fair value of the Sisecam Wyoming Equipment Financing Arrangement was $41,739 versus a carrying value of $44,982 at December 31, 2022. See Note 8, “Debt,” for additional information on our debt arrangements.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Fair value accounting requires that these financial assets and liabilities be classified into one of the following three categories:

•	Level 1-inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

•

Level 2-inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

•	Level 3-inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

Subsequent Events - The Company has evaluated all subsequent events through March 2, 2023, the date the financial statements were available to be issued. See Note 15, "Subsequent Events," for additional information.

Recently Issued and Adopted Accounting Standards - In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”) providing temporary guidance to ease the potential burden in accounting for reference rate reform primarily resulting from the discontinuation of the London Inter-bank Offered Rate (“LIBOR”), which occurred on December 31, 2021 except U.S. Dollar LIBOR, which is expected to occur on June 30, 2023. The amendments in ASU 2020-04 are elective and apply to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued. The new guidance provides the following optional expedients: (i) simplifies accounting analyses under current GAAP for contract modifications; (ii) simplifies the assessment of hedge effectiveness and allows hedging relationships affected by reference rate reform to continue; and (iii) allows a one-time election to sell or transfer debt securities classified as held to maturity that reference a rate affected by reference rate reform. An entity may elect to apply the amendments prospectively from March 12, 2020 through December 31, 2022 by accounting topic. The Company evaluated ASU 2020-04 and concluded that there was no impact to the Company’s financial statements.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope (“ASU 2021-01”) to clarify that all derivative instruments affected by changes to the interest rates used for discounting, margining or contract price alignment (commonly referred to as the discounting transition) are in the scope of ASC 848. The amendments also clarify other aspects of the guidance in ASC 848 and addresses the effects of the cash compensation adjustment provided in the discounting transition on certain aspects of hedge accounting. The guidance in ASC 848 also allows entities to make a one-time election to sell and/or transfer to available for sale or trading any held-to-maturity debt securities that refer to an interest rate affected by reference rate reform and were classified as held to maturity before January 1, 2020. The original guidance and the recently issued ASU are effective as of their issuance dates. The relief provided is temporary and generally cannot be applied to contract modifications that occur after December 31, 2022 or hedging relationships entered into or evaluated after that date. However, the FASB has indicated that it will revisit the sunset date in ASC 848 after the LIBOR administrator makes a final decision on a phaseout date. The LIBOR administrator recently extended the publication of the overnight and the one-, three-, six- and 12-month U.S. Dollar LIBOR settings through June 30, 2023, when many existing contracts that reference LIBOR will have expired. The Company evaluated ASU 2021-01 and concluded that there was no impact to the Company’s financial statements.

In December 30, 2022, the FASB issued a new effective date for Reference Rate Reform (Topic 848) and Derivatives and Hedging (Topic 815) - Deferral of the Sunset Date (ASU 2020-06), to December 31, 2024.

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following at December 31:

	2022	2021
Trade receivables, net	$162,957	$109,677
Other receivables	7,886	7,208
Total	$170,843	$116,885

4. INVENTORY

Inventory consisted of the following at December 31:

	2022	2021
Raw materials	$14,776	$10,521
Finished goods	23,670	9,247
Stores inventory, current	9,301	10,298
Total	$47,747	$30,066

5. PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment, net consisted of the following at December 31:

	2022	2021
Land and land improvements	$192	$192
Depletable land	4,031	2,957
Buildings and building improvements	168,209	164,254
Computer hardware	6,592	5,589
Machinery and equipment	732,262	686,630
Total	911,286	859,622
Less accumulated depreciation, depletion and amortization	(679,966)	(653,258)
Total net book value	231,320	206,364
Construction in progress	30,108	59,668
Property, plant, and equipment, net	$261,428	$266,032

Depreciation, depletion and amortization expense on property, plant, and equipment was $26,414, $30,049, and $27,399 for the years ended December 31, 2022, December 31, 2021 and December 31, 2020, respectively.

6. OTHER NON-CURRENT ASSETS

Other non-current assets consisted of the following at December 31:

	2022	2021
Stores inventory, non-current	$22,353	$20,524
Internal-use software, net of accumulated amortization	4,868	5,691
Other	4,266	4,963
Total	$31,487	$31,178

During the years ended December 31, 2022, 2021 and 2020, in accordance with ASC 350-40, Internal Use Software, we capitalized $38, $869, and $488, respectively, of certain internal use software development costs. Software development activities generally consist of three stages (i) the research and planning stage, (ii) the application and infrastructure development stage, and (iii) the post-implementation stage. Costs incurred in the planning and post-implementation stages of software development, or other maintenance and development expenses that do not meet the qualification for capitalization are expensed as incurred. Costs incurred in the application and infrastructure development stage, including significant enhancements and upgrades, are capitalized. These software development costs are amortized on a straight-line basis over the estimated useful life of five to ten years under depreciation and amortization expense which is included in the cost of products sold financial statement line item of the statements of operations. During the years ended December 31, 2022, 2021 and 2020, we amortized internal use software development costs of $862, $853, and $725, respectively. Amortization for these internal use software development costs is expected to be approximately $800 per year.

7. ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31:

	2022	2021
Accrued capital expenditures	$1,596	$2,873
Accrued employee compensation & benefits	11,302	8,991
Accrued energy costs	11,726	7,009
Accrued royalty costs	11,096	7,571
Accrued other taxes	5,361	4,236
Accrued derivatives	7.921	781
Received not invoiced accruals	8,812	7,955
Other accruals	1,512	1,132
Total	$59,326	$40,548

8. DEBT

Long-term debt consisted of the following at December 31:

	2022	2021
Sisecam Wyoming Equipment Financing Arrangement Security Note Number 001 with maturity date of March 26, 2028, fixed interest rate of 2.479%	$21,505	$24,569
Sisecam Wyoming Equipment Financing Arrangement Security Note Number 002 with maturity date of December 17, 2026, fixed interest rate of 2.4207%	23,477	29,000
Sisecam Wyoming Credit Facility, secured principal expiring on October 28, 2026, variable interest rate as a weighted average rate of 5.72% at December 31, 2022	92,000	70,000
Total debt	136,982	123,569
Less current portion of long-term debt	8,805	8,587
Total long-term debt	$128,177	$114,982

Aggregate maturities required on long-term debt at December 31, 2022 are due in future years as follows:

2023	$8,843
2024	9,062
2025	9,285
2026	101,515
2027 and thereafter	8,410
Total	$137,115

Sisecam Wyoming Equipment Financing Arrangement

Master Loan and Security Agreement:

On March 26, 2020, Sisecam Wyoming LLC and Banc of America Leasing & Capital, LLC, as lender (the “Equipment Financing Lender”), entered into an equipment financing arrangement (“Sisecam Wyoming Equipment Financing Arrangement”), including a Master Loan and Security Agreement, dated as of March 25, 2020 (as amended, the “Master Agreement”) and an Equipment Security Note Number 001, dated as of March 25, 2020 (the “Sisecam Wyoming Equipment Financing Arrangement Security Note Number 001,” or the “Initial Secured Note”), which provides the terms and conditions for the debt financing of certain equipment related to Sisecam Wyoming’s natural gas-fired turbine co-generation facility that became operational in March 2020. Each equipment financing entered into under the Sisecam Wyoming Equipment Financing Arrangement will be evidenced by the execution of one or more equipment notes (including the Initial Secured Note) that incorporate the terms and conditions of the Master Agreement (each, an “Equipment Note”). In order to secure the payment and performance of Sisecam Wyoming’s obligations under the Sisecam Wyoming Equipment Financing Arrangement, Sisecam Wyoming granted to the Equipment Financing Lender a continuing security interest in all of Sisecam Wyoming’s right, title and interest in and to the Equipment (as defined in the Master Agreement) and certain related collateral.

On October 28, 2021, in connection with the entry into the Sisecam Wyoming Credit Facility (which replaced the Prior Sisecam Wyoming Credit Facility), Sisecam Wyoming and the Equipment Financing Lender entered into an amendment to the Master Agreement, in order to amend and restate all covenants that are based upon a specified level or ratio relating to assets, liabilities, indebtedness, rentals, net worth, cash flow, earnings, profitability, or any other accounting-based measurement or test to conform with the Sisecam Wyoming Credit Facility.

On December 17, 2021, Sisecam Wyoming and the Equipment Financing Lender entered into Amendment Number 001 to the Initial Secured Note (“First Amendment to the Initial Secured Note”). The First Amendment to the Initial Secured Note, provides among other things: (i) upon the occurrence of an early full payoff of the Second Secured Note (as defined below), Sisecam Wyoming shall simultaneously pay, in full, the outstanding amount of the Initial Secured Note and (ii) Sisecam Wyoming grants to Equipment Financing Lender a security interest in all collateral securing the Second Secured Note to secure Sisecam Wyoming’s obligations under the Initial Secured Note.

At December 31, 2022, Sisecam Wyoming was in compliance with all financial covenants of the Sisecam Wyoming Equipment Financing Arrangement.

The Sisecam Wyoming Equipment Financing Arrangement:

(1)  incorporates all covenants in the Sisecam Wyoming Credit Facility (as defined below), now or hereinafter existing, or in any applicable replacement credit facility accepted in writing by the Equipment Financing Lender, that are based upon a specified level or ratio relating to assets, liabilities, indebtedness, rentals, net worth, cash flow, earnings, profitability, or any other accounting-based measurement or test, and (2) includes customary events of default subject to applicable grace periods, including, among others, (i) payment defaults, (ii) certain mergers or changes in control of Sisecam Wyoming, (iii) cross defaults with certain other indebtedness (a) to which the Equipment Financing Lender is a party or (b) to third parties in excess of $10,000, and (iv) the commencement of certain insolvency proceedings or related events identified in the Master Agreement. Upon the occurrence of an event of default, in its discretion, the Equipment Financing Lender may exercise certain remedies, including, among others, the ability to accelerate the maturity of any Equipment Note such that all amounts thereunder will become immediately due and payable, to take possession of the Equipment identified in any Equipment Note, and to charge Sisecam Wyoming a default rate of interest on all then outstanding or thereafter incurred obligations under the Sisecam Wyoming Equipment Financing Arrangement:

Among other things, Security Note Number 001:

•	was executed on March 25, 2020;

•	has a principal amount of $30,000;

•	has a maturity date of March 26, 2028;

•

shall be payable by Sisecam Wyoming to the Equipment Financing Lender in 96 consecutive monthly installments of principal and interest commencing on April 26, 2020 and continuing thereafter until the maturity date of the Initial Secured Note, which shall be in the amount of approximately $307 for the first 95 monthly installments and approximately $4,307 for the final monthly installment; and

•

entitles Sisecam Wyoming to prepay all (but not less than all) of the outstanding principal balance of the Initial Secured Note (together with all accrued interest and other charges and amounts owed thereunder) at any time after one (1) year from the date of the Initial Secured Note, subject to Sisecam Wyoming paying to the Equipment Financing Lender an additional prepayment amount determined by the amount of principal balance prepaid and the date such prepayment is made.

In connection with the Second Sisecam Wyoming Amendment (as defined below), the Master Agreement was amended to incorporate, among other things, the modified covenants set forth in the Second Sisecam Wyoming Amendment related to consolidated leverage ratios of Sisecam Wyoming.

In December 2021 a waiver was obtained to accommodate the CoC Transaction.

First Amendment to Security Note Number 001:

On December 17, 2021, Sisecam Wyoming and the Equipment Financing Lender entered into Amendment Number 001 to the Initial Secured Note (“First Amendment to the Initial Secured Note”). The First Amendment to the Initial Secured Note, provides among other things: (i) upon the occurrence of an early full payoff of the Second Secured Note, Sisecam Wyoming shall simultaneously pay, in full the outstanding amount of the Initial Secured Note and (ii) Sisecam Wyoming grants to Equipment Financing Lender a security interest in all collateral securing the Second Secured Note to secure Sisecam Wyoming’s obligations under the Initial Secured Note.

Sisecam Wyoming’s balance under the Sisecam Wyoming Equipment Financing Arrangement at December 31, 2022 was $21,638 ($21,505 net of financing costs).

Among other things, Security Note Number 002:

•	was executed on December 17, 2021;

•	has a principal amount of $29,000;

•	has a maturity date of December 17, 2026;

•

shall be payable by Sisecam Wyoming to the Equipment Financing Lender in 60 consecutive monthly installments of principal and interest commencing on January 17, 2022 and continuing thereafter until the maturity date of the Second Secured Note, which shall be in the amount of approximately $514 for each monthly installment;

•

entitles Sisecam Wyoming to prepay all (but not less than all) of the outstanding principal balance of the Second Secured Note (together with all accrued interest and other charges and amounts owed thereunder) at any time after one (1) year from the date of the Second Secured Note, subject to Sisecam Wyoming paying to the Equipment Financing Lender an additional prepayment amount determined by the amount of principal balance prepaid and the date such prepayment is made and subject to Sisecam Wyoming simultaneously paying, in full, the outstanding amount of the Initial Secured Note as discussed above; and

•

upon the occurrence of full payoff of Initial Secured Note dated as of March 25, 2020 under the Master Agreement, Sisecam Wyoming shall simultaneously pay, in full, the outstanding amount of this Second Secured Note.

Sisecam Wyoming Credit Facility

On October 28, 2021, Sisecam Wyoming entered into a new $225,000 senior secured revolving credit facility (the “Sisecam Wyoming Credit Facility”) with each of the lenders listed on the respective signature pages thereof and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer. The Sisecam Wyoming Credit Facility matures on October 28, 2026. On closing, the amount drawn under this new Sisecam Wyoming Credit Facility approximated the amount outstanding under the Prior Sisecam Wyoming Credit Facility at September 30, 2021.

The Sisecam Wyoming Credit Facility provides, among other things:

•	a sublimit up to $40,000 for the issuance of standby letters of credit and a sublimit up to $20,000 for swingline loans;

•	an accordion feature that enables Sisecam Wyoming to increase the revolving borrowings under the Sisecam Wyoming Credit Facility by up to an additional $250,000 (subject to certain conditions);

•

in addition to the aforementioned revolving borrowings, an ability to incur up to $225,000 of additional term loan facility indebtedness to finance Sisecam Wyoming’s capacity expansion capital expenditures; (subject to certain conditions);

•

a pledge by Sisecam Wyoming of substantially all of Sisecam Wyoming’s assets (subject to certain exceptions), including: (i) all present and future shares of any subsidiaries of Sisecam Wyoming (whether now existing or hereafter created) and (ii) all personal property of Sisecam Wyoming (subject to certain conditions);

•

contains various covenants and restrictive provisions that limit (subject to certain exceptions) Sisecam Wyoming’s ability to: (i) incur certain liens or permit them to exist; (ii) incur or guarantee additional indebtedness; (iii) make certain investments and acquisitions related to Sisecam Wyoming’s operations in Wyoming); (iv) merge or consolidate with another company; (v) transfer, sell or otherwise dispose of assets, (vi) make distributions; (vii) change the nature of Sisecam Wyoming’s business; and (viii) enter into certain transactions with affiliates;

•

a requirement to maintain a quarterly consolidated leverage ratio of not more than 3.25:1:00; provided, however, subject to certain conditions, Sisecam Wyoming shall have the ability to increase the maximum consolidated leverage ratio to 3.75:1.00 for a year while Sisecam Wyoming is undertaking capacity expansion capital expenditures;

•	a requirement to maintain a quarterly consolidated interest coverage ratio of not less than 3.00:1.00; and

•

customary events of default including (i) failure to make payments required under the Sisecam Wyoming Credit Facility, (ii) events of default resulting from failure to comply with covenants and financial ratios, (iii) the occurrence of a voluntary change of control, as a result of which Sisecam Wyoming is directly or indirectly controlled by persons or entities not currently directly or indirectly controlling Sisecam Wyoming, (iv) the institution of insolvency or similar proceedings against Sisecam Wyoming, and (v) the occurrence of a cross default under any other material indebtedness Sisecam Wyoming may have. Upon the occurrence of an event of default, in their discretion, the Sisecam Wyoming Credit Facility lenders may exercise certain remedies, including, among others, accelerating the maturity of any outstanding loans, accrued and unpaid interest and all other amounts owing and payable such that all amounts thereunder will become immediately due and payable, and if not timely paid upon such acceleration, to charge Sisecam Wyoming a default rate of interest on all amounts outstanding under the Sisecam Wyoming Credit Facility. However, upon the occurrence of an involuntary change of control of Sisecam Wyoming, and after the passage of time as specified in the Sisecam Wyoming Credit Facility, Sisecam Wyoming’s debt thereunder would be accelerated.

In addition, loans under the Sisecam Wyoming Credit Facility (other than any swingline loans) will bear interest at Sisecam Wyoming’s option at either:

•

a base rate, which equals the highest of (i) Bank of America’s prime rate, (ii) the federal funds rate then in effect on such day, plus 0.50%; (iii) one-month Bloomberg Short-Term Bank Yield Index (“BSBY”) adjusted daily rate, plus 1.0%; and (iv) 1.0%, plus, in each case, an applicable margin range from 0.50% to 1.75% based on the consolidated leverage ratio of Sisecam Wyoming; or

•	a BSBY rate for interest periods of one, three or six months, plus, in each case, an applicable margin range from 1.50% to 2.75% based on the consolidated leverage ratio of Sisecam Wyoming.

In addition, if a BSBY rate ceases to exist for any period, loans under the Sisecam Wyoming Credit Facility will bear interest based on alternative indexes (including the secured overnight financing rate), plus an applicable margin.

The unused portion of the Sisecam Wyoming Credit Facility is subject to a per annum commitment fee and the applicable margin of the interest rate under the Sisecam Wyoming Credit Facility will be determined as follows:

Pricing Tier	Leverage Ratio	BSBY Rate Loans	Base Rate Loans	Commitment Fee
1	< 1.25:1.0	1.50%	0.50%	0.23%
2	≥ 1.25:1.0 but < 1.75:1.0	1.75%	0.75%	0.25%
3	≥ 1.75:1.0 but < 2.25:1.0	2.00%	1.00%	0.28%
4	≥ 2.25:1.0 but < 3.00:1.0	2.25%	1.25%	0.30%
5	≥ 3.00:1.0 but < 3.50:1.0	2.50%	1.50%	0.33%
6	≥ 3.50:1.0	2.75%	1.75%	0.35%

The Sisecam Wyoming Credit Facility permits the consolidated leverage ratio as of the end of each fiscal quarter of Sisecam Wyoming, commencing with the fiscal quarter ending December 31, 2021, to be greater than 3.25: 1.00; provided, however, during the Specified Capital Expansion Holiday, the lenders shall not permit the consolidated leverage ratio as of the end of each fiscal quarter of Sisecam Wyoming to be greater than 3.75:1.00. “Specified Capital Expansion Holiday” means the period consisting of four (4) full fiscal quarters after the Sisecam Wyoming has (i) made capital expenditures related to the Specified Capital Expansion (or other capital expansion project approved by the board of directors, board of managers or equivalent governing body of Sisecam Wyoming) of at least $200,000 and (ii) provided written notice to the administration that Sisecam Wyoming is electing to initiate such Specified Capital Expansion Holiday. “Specified Capital Expansion” means expansion activities related to the lenders’ soda ash operations in Wyoming which have been approved in writing by the Sisecam Wyoming’s board of directors, board of managers or equivalent governing body. The Sisecam Wyoming Credit Facility permits the consolidated interest coverage ratio as of the end of any fiscal quarter of Sisecam Wyoming, commencing with the fiscal quarter ending December 31, 2021, to be less than 3.00:1.00.

In connection with the CoC Transaction (as defined in Note 1 above), on December 17, 2021, Sisecam Wyoming entered into the First Amendment (“First Amendment”) to its $225,000 senior secured revolving credit facility, dated as of October 28, 2021 (as amended, the “Sisecam Wyoming Credit Facility”), with each of the lenders listed on the respective signature pages thereof and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer. Pursuant to the First Amendment, the definition of “Change of Control” under the Credit Facility was revised to reflect that the updated indirect ownership of Sisecam Resources LP and Sisecam GP as contemplated by the CoC Transaction will not cause a Change of Control under the Sisecam Wyoming Credit Facility so long as the CoC Transaction occurred prior to March 31, 2022. The CoC Transaction did not cause a change in control event under the Credit Facility.

Management is not aware of any current circumstances that would result in an event of default under the Sisecam Wyoming Credit Facility at December 31, 2022 or in the next twelve months.

WE Soda and Ciner Enterprises Facilities Agreement

On August 1, 2018, Ciner Enterprises, the entity that, prior to the CoC Transaction, indirectly owned and controlled Sisecam Wyoming, refinanced its existing credit agreement and entered into a new facilities agreement, to which WE Soda and Ciner Enterprises (as borrowers), and KEW Soda, WE Soda, WE Soda Kimya Yatırımları Anonim Şirketi, Ciner Kimya Yatırımları Sanayi ve Ticaret Anonim Şirketi, Ciner Enterprises, SCW LLC, and Sisecam Chemicals (as original guarantors and together with the borrowers, the “Ciner Obligors”), were parties (as amended and restated or otherwise modified, the “Facilities Agreement”), and certain related finance documents.

On February 20, 2022, the Facilities Agreement was refinanced and Ciner Enterprises, SCW LLC, and Sisecam Chemicals were released from being Ciner Obligors of the Facilities Agreement and are not a party to the WE Soda refinanced agreement.

9. OTHER NON-CURRENT LIABILITIES

Other non-current liabilities consisted of the following at December 31:

	2022	2021
Reclamation reserve	$8,434	$7,993
Derivative instruments and hedges, fair value and other liabilities	595	1,660
Accrued non-income tax related taxes	7,084	114
Total	$16,113	$9,767

Details of the reclamation reserve shown above are as follows:

	2022	2021
Reclamation reserve at beginning of year	$7,993	$7,337
Accretion expense	441	409
Reclamation adjustment (1)	—	247
Reclamation reserve at end of year	$8,434	$7,993

(1) The reclamation costs are periodically evaluated for adjustments by the Wyoming Department of Environmental Quality. See Note 12 “Commitments and Contingencies,” “Mine Permit Bonding Commitment” for additional information on our reclamation reserve at December 31, 2022 and 2021.

10. EMPLOYEE BENEFIT PLANS

The Company participates in various benefit plans offered and administered by Sisecam Chemicals and is allocated its portions of the annual costs related thereto. The specific plans are as follows:

Retirement Plans - Benefits provided under the retirement plans for salaried employees and hourly employees (the “Retirement Plans”) are based upon years of service and average compensation for the highest 60 consecutive months of the employee’s last 120 months of service, as defined. The Retirement Plans cover substantially all full-time employees hired before May 1, 2001. Sisecam Chemicals’ Retirement Plans had a net liability balance of $26,576 and $32,843 at December 31, 2022 and December 31, 2021, respectively. Sisecam Chemicals’ current funding policy is to contribute an amount within the range of the minimum required and the maximum tax-deductible contribution. The Company’s allocated portion of the Retirement Plans' net periodic pension (benefit) cost for the years ended December 31, 2022, 2021 and 2020 was $(3,705), $(2,723), and $(1,260), respectively. The variation in annual pension (benefit) cost was driven by a better-than-expected return on assets and lower interest expense assumptions.

Savings Plan -The 401(k) retirement plan (the “401(k) Plan”) covers all eligible hourly and salaried employees. Eligibility is limited to all domestic residents and any foreign expatriates who are in the United States indefinitely. The 401(k) Plan permits employees to contribute specified percentages of their compensation, while the Company makes contributions based upon specified percentages of employee contributions. Participants hired on or subsequent to May 1, 2001, will receive an additional contribution from the Company based on a percentage of the participant’s base pay. Contributions made to the 401(k) Plan for the years ended December 31, 2022, 2021, and 2020 were $3,604, $3,356, and $3,366, respectively.

Postretirement Benefits - Most of the Company’s employees hired before January 2, 2017 are eligible for postretirement benefits other than pensions if they reach age 58 while still employed with at least 10 years of service.

The postretirement benefits are accounted for by Sisecam Chemicals on an accrual basis over an employee’s period of service. The postretirement plan, excluding pensions, is not funded, and Sisecam Chemicals has the right to modify or terminate the plan. The post-retirement plan had a net unfunded liability of $7,652 and $10,695 on December 31, 2022 and December 31, 2021, respectively.

The Company's allocated portion of postretirement cost (benefit) for the years ended December 31, 2022, 2021 and 2020, was $713, $871, and $1,233, respectively.

11. ACCUMULATED OTHER COMPREHENSIVE (LOSS)/INCOME

Accumulated other comprehensive (loss)/income as of December 31, 2022, 2021 and 2020 consisted of the following:

	Interest Rate Swap Contracts	Financial Gas Swap Contracts	Total

BALANCE at January 1, 2020	$(855)	$(5,024)	$(5,879)
Other comprehensive (loss)/income before reclassification	(1,253)	3,762	2,509
Amounts reclassified from accumulated other comprehensive income	835	2,607	3,442
Net current-period other comprehensive (loss)/income	(418)	6,369	5,951
BALANCE at December 31, 2020	$(1,273)	$1,345	$72
Other comprehensive income before reclassification	205	5,692	5,897
Amounts reclassified from accumulated other comprehensive income/(loss)	702	(702)	—
Net current-period other comprehensive income	907	4,990	5,897
BALANCE at December 31, 2021	$(366)	$6,335	$5,969
Other comprehensive income before reclassification	1,249	44,215	45,464
Amounts reclassified from accumulated other comprehensive income/(loss)	262	(14,082)	(13,820)
Net current-period other comprehensive income	1,511	30,133	31,644
BALANCE at December 31, 2022	$1,145	$36,468	$37,613

The components of other comprehensive income/(loss), that have been reclassified out of Accumulated other comprehensive income/loss consisted of the following:

	2022	2021	2020	Affected Line Items on the Statements of Operations and Comprehensive Income
Details about other comprehensive income/(loss) components:
Gains/(losses) on cash flow hedges:
Interest rate swap contracts	$262	$702	$835	Interest expense
Financial gas swap contracts	(14,082)	(702)	2,607	Cost of products sold
Total reclassifications for the period	$(13,820)	$—	$3,442

12. COMMITMENTS AND CONTINGENCIES

Lease and License Commitments

The Company leases and licenses mineral rights from the U.S. Bureau of Land Management, the state of Wyoming, Sweetwater Royalties, LLC a subsidiary of Sweetwater Trona OpCo LLC and the successor in interest to the license to the Rock Springs Royalty Company, LLC (“RSRC”), an affiliate of Occidental Petroleum Corporation (formerly an affiliate of Anadarko Petroleum Corporation), and other private parties which provide for royalties based upon production volume.  The Company has a perpetual right of first refusal with respect to these leases and license and intends to continue renewing the leases and license as has been its practice.

Sisecam Chemicals enters into contracts with one railroad company for the majority of the domestic rail freight services that the Company receives and the related freight and logistics costs are allocated to the Company.  For the years ended December 31, 2022 and 2021, the Company shipped over 90% of our soda ash to our customers initially via a single rail line owned and controlled by the railroad company. If Sisecam Chemicals does not ship at least a significant portion of our soda ash production on the railroad company’s rail line during a twelve-month period, it must pay the railroad company a shortfall payment under the terms of our transportation agreement.  The Company assists the majority of its domestic customers in arranging their freight services. During the years ended December 31, 2022 and 2021, Sisecam Chemicals had no shortfall payments and does not expect to make any such payments in the future.  Sisecam Chemicals renewed its agreement with the railroad company in October 2021, which expires on December 31, 2025.

The Company entered into a 10-year rail yard switching and maintenance agreement on December 1, 2011.  Under the agreement, the rail-switching services are provided at the Company’s rail yard.  The Company’s rail yard is constructed on land leased by the third party from Rock Springs Grazing Association and on land that the third party holds an easement from Sweetwater Surface LLC.  The land lease is renewable every five years for a total period of thirty years, while the Sweetwater Surface LLC easement is perpetual.  The Company has agreed with the third party for the assignment of the lease and easement to the Company at any time during the land lease term.  An immaterial annual rental is paid under the easement and lease.  On December 1, 2021, the Company entered into a new 10-year agreement for rail yard switching and maintenance services.

As of December 31, 2022, the total minimum contractual rental commitments under the Company’s various operating leases, including renewal periods is approximately $1,625 with the amount due in any of the next five years being immaterial.

Sisecam Chemicals typically enters into operating lease contracts with various lessors for rail cars to transport product to customer locations and warehouses.  Rail car leases under these contractual commitments range for periods from one to ten years.  Sisecam Chemicals’ obligation related to these rail car leases are $9,424 in  2023, $7,862 in 2024, $6,501 in 2025, $5,195 in 2026 and $2,873 thereafter.  Total lease expense allocated to the Company from Sisecam Chemicals was approximately $10,996, $10,583, and $11,304  for the years ended December 31, 2022, 2021 and 2020, respectively and is recorded in cost of products sold.

Purchase Commitments - We have financial gas swap contracts to mitigate volatility in the price of natural gas.  As of December 31, 2022, these contracts' aggregate notional value totaled approximately $39,679 for the purchase of a portion of our natural gas requirements over approximately the next two years.  The supply purchase agreements have specific commitments of $34,057 in 2023, and $5,652 in 2024.  The Company has a separate contract through 2031 for the transportation of natural gas with an average minimum annual cost of approximately $1,500 per year.

Legal and Environmental Matters- From time to time we are party to various claims and legal proceedings related to our business. Although the outcome of these proceedings cannot be predicted with certainty, management does not currently expect any such legal proceedings we may be involved in from time to time to have a material effect on our business, financial condition and results of operations. We cannot predict the nature of any future claims or proceedings, nor the ultimate size or outcome of any such claims and legal proceedings and whether any damages resulting from them will be covered by insurance.

Mine Permit Bonding Commitment - Our operations are subject to oversight by the Land Quality Division of Wyoming Department of Environmental Quality (“WDEQ”).  Our principal mine permit issued by the Land Quality Division, requires the Company to provide financial assurances for our reclamation obligations for the estimated future cost to reclaim the area of our processing facility, surface pond complex and on-site sanitary landfill.   The Company provides such assurances through a third-party surety bond (the “Surety Bond”). The Surety Bond amount was $41,800 on December 31, 2022 and 2021.

13. AGREEMENTS AND TRANSACTIONS WITH AFFILIATES

Agreements and transactions with affiliates have a significant impact on the Company’s financial statements because the Company is a subsidiary and investee within two different global group structures.  Agreements directly between the Company and other affiliates, or indirectly between affiliates that the Company does not control, can have a significant impact on recorded amounts or disclosures in the Company's financial statements, including any commitments and contingencies between the Company and affiliates, or potentially, third parties.

Sisecam Chemicals was the exclusive sales agent for the Company and through its membership in ANSAC, through December 31, 2020, Sisecam Chemicals had responsibility for promoting and increasing the use and sale of soda ash and other refined or processed sodium products produced. Through December 31, 2020, ANSAC served as the primary international distribution channel for the Company and two other U.S. manufacturers of trona-based soda ash.  ANSAC operated on a cooperative service-at-cost basis to its members such that typically any annual profit or loss is passed through to the members.  As previously disclosed as part of its strategic initiative to gain better direct access and control of international customers and logistics and the ability to leverage the expertise of Ciner Group, the world’s largest natural soda ash producer, effective as of the end of day on December 31, 2020, Sisecam Chemicals exited ANSAC (the “ANSAC termination date”) and ANSAC has no longer been an affiliate since January 1, 2021.  Through in part the Partnership’s affiliates, the Company has amongst other things: (i) obtained its own international customer sales arrangements for 2021 and 2022, (ii) obtained third-party export port services, and (iii) chartered and executed its own international product delivery.  For the year ended December 31, 2022, the total logistic services, which are included in cost of products sold-affiliates were approximately $15,136 and for year ended December 31, 2021, the total logistic services which are included in cost of products sold-affiliates was $3,468. For the year ended December 31, 2020 there were no costs of products sold affiliates.

Although ANSAC has historically been our largest customer, the impact of Sisecam Chemicals' exit from ANSAC on our net sales, net income and liquidity was limited. With a low-cost position and improved access to international customers and control over placement of its sales in the international marketplace and logistics, we have adequately replaced these net sales made under the former agreement with ANSAC. Since January 1, 2021 and 2022, Sisecam Chemicals has managed the Company’s sales and marketing activities for exports with the ANSAC exit being complete. Sisecam Chemicals leveraged the distributor network established by the Ciner Group in 2021 and continues to evaluate the distribution network and independent third-party distribution partners to optimize our reach into each market.

Selling, general and administrative expenses also include amounts charged to the Company by its affiliates principally consisting of salaries, benefits, office supplies, professional fees, travel, rent and other costs of certain assets used by the Company. On October 23, 2015, Sisecam LP entered into a Services Agreement (the “Services Agreement”) with the general partner and Sisecam Chemicals. Pursuant to the Services Agreement, Sisecam Chemicals has agreed to provide Sisecam LP with certain corporate, selling, marketing, and general and administrative services, in return for which Sisecam LP has agreed to pay Sisecam Chemicals an annual management fee and reimburse Sisecam Chemicals for certain third-party costs incurred in connection with providing such services. In addition, under the limited liability company agreement governing Sisecam Wyoming, Sisecam Wyoming reimburses Sisecam LP for employees who operate Sisecam LP's assets and for support provided to Sisecam Wyoming. These transactions do not necessarily represent arm's length transactions and may not represent all costs if Sisecam Wyoming operated on a standalone basis.

The total selling, general and administrative costs charged to the Company by affiliates for the years ended December 31, 2022, 2021 and 2020 were as follows:

	2022	2021	2020
Sisecam Chemicals	$19,016	$16,494	$15,659
ANSAC (1)	N/A	N/A	1,362
Sisecam LP	245	141	377
Total selling, general and administrative expenses - affiliates	$19,261	$16,635	$17,398

(1) ANSAC allocates its expenses to its members using a pro rata calculation based on sales.

Net sales to affiliates for the years ended December 31, 2022, 2021 and 2020 were as follows:

	2022	2021	2020
ANSAC	N/A	N/A	$177,891
Total	N/A	N/A	$177,891

As of December 31, 2022 and 2021, the Company had due from/to with affiliates as follows:

	2022		2021
	Accounts receivable - affiliates	Due to affiliates	Accounts receivable - affiliates	Due to affiliates
Sisecam Chemicals	$53,862	$3,408	$49,285	$1,996
Other	62	2,653	232	132
Total	$53,924	$6,061	$49,517	$2,128

14. SEGMENT REPORTING

Our operations are similar in geography, nature of products we provide and type of customers we serve. As the Company earns substantially all of its revenues through the sale of soda ash mined at a single location, we have concluded that we have one operating segment for reporting purposes.

The net sales by geographic area for the years ended December 31, 2022, 2021 and 2020 were as follows:

	2022	2021	2020
Domestic	$304,994	$276,778	$208,838
International	415,126	263,361	183,393
Total net sales	$720,120	$540,139	$392,231

We have two major international customers which individually account for over 10% of net sales for the years ended December 31, 2022  and 2021 and had one major international customer which accounted for over 10% of net sales for the year ended December 31, 2020. Revenues from these major customers were approximately $188,162 for the year ended December 31, 2022, $173,000 for the year ended December 31, 2021, and $177,891 for the year ended December 31, 2020. The two major international customers in 2022 had a combined accounts receivable balance of $45,917 at December 31, 2022. The two major international customers in 2021 had a combined accounts receivable balance of $44,709 at December 31, 2021.

15. SUBSEQUENT EVENTS

Cash Distribution

On February 9, 2023, the members of the board of managers of Sisecam Wyoming, approved a cash distribution to the members of Sisecam Wyoming in the aggregate amount of $22,000. This distribution was paid on February 20, 2023.

******